Exhibit 99.2

9. The Issuer issued warrants to purchase 22,000,000 shares of Common Stock on December 23, 2015, warrants to purchase 15,000,000 shares of Common Stock on December 28, 2015 and warrants to purchase 5,000,000 shares of Common Stock on August 9, 2016, pursuant to the A&R Note & Warrant Agreement. The Second Amendment, effective September 19, 2016, amended the warrants to provide that, upon a Mandatory Conversion of the Notes as described in footnote 4 above, the warrants will be automatically cancelled, will be of no further legal force or effect and will no be longer exercisable for any shares of Common Stock. Notwithstanding the foregoing, the expiration date of the warrants to purchase shares of Common Stock, both before and after the Second Amendment, is the earlier of (i) December 31, 2020 and (ii) the date that is 45 days following the date on which the daily closing price of the Issuer’s shares of Common Stock listed on the OTCQB Venture Marketplace (or other bulletin board or exchange on which the Issuer’s Common Stock is traded or listed) exceeds $0.25 for at least ten consecutive trading days. The amendment of the warrants is treated as a disposition of an “old” security and the acquisition of a “new” one. The Reporting Person received no value in connection with the amendment.